LYRIS, INC. REPORTS FIRST QUARTER RESULTS;

COMPANY CONTINUES GROWTH OF LYRIS HQ REVENUES AND CUSTOMERS

     (EMERYVILLE, CA), November 12, 2009—Lyris, Inc., (OTCBB: LYRI), the online marketing expert, today reported results for the first quarter of fiscal 2010.

     For the quarter ended September 30, 2009, Lyris reported revenues $10.8 million versus revenues of $11.0 million in the first quarter a year ago and $10.7 million in the prior quarter. The revenue breakout for the first quarter of 2010 included subscription, 76 percent; licensed software, six percent; support and maintenance, 11 percent and professional services, seven percent.

     On a GAAP basis, the company reported a net loss of $797,000, or $0.01 per share, compared with a net loss of $1.1 million, or $0.01 per share, in the first quarter of fiscal 2009.

     On a non-GAAP basis, Lyris reported net income of $326,000, or $0.00 per diluted share, in the first quarter of fiscal 2010. This compares with a non-GAAP net loss of $202,000, or $0.00 per share, in the same period a year ago. Material exclusions from non-GAAP net income in the first quarter of 2010 included stock-based compensation expense of $191,000 and amortization of intangibles of $932,000. In the prior year, the material exclusions from non-GAAP net income were stock-based compensation expense of $34,000 and amortization of intangibles of $868,000.

     The company said that adjusted EBITDA in the first quarter of 2010 was $837,000 versus $345,000 in the first quarter a year ago. Adjusted EBITDA is earnings before net interest expense, taxes, depreciation and amortization expense and non-cash stock compensation expense.

     A reconciliation between GAAP and non-GAAP net income and between GAAP net income and adjusted EBITDA can be found in this news release and at www.lyris.com.

     “We continued to gain market expansion for our Lyris HQ platform as revenues from the offering during the quarter increased 170 percent year-over-year and 18 percent versus the prior quarter,” noted Luis Rivera, chief executive officer of Lyris. “HQ customers now number more than 800 and customer feedback in terms of its integration and ease of use continues to be very positive and we have several important enhancements and new features planned during fiscal 2010,” he added.

     “In addition, we have continued to improve the financial condition of the company as we reduced debt by $400,000 and increased our cash position by $500,000 during the quarter. As a result, we have been able to recently complete an amended bank agreement that includes a reduction in the term loan offset by an increase in the amount available under the revolving line of credit,” he said.

Conference Call

     The company will hold a conference call today, November 12, at 8 a.m., Pacific Standard Time, (11 a.m., Eastern Standard Time). The teleconference can be accessed by calling (913) 312-1462 passcode 7594430, or via the Internet at www.lyris.com. Please dial in or access the webcast 10-15 minutes prior to the beginning of the call. A replay of the call will be available through Thursday, November 19, at (719) 457-0820, passcode 7594430, or via the company’s website at www.lyris.com.

Non-GAAP Financial Measures

     In this release and during our conference call as described above, we use or plan to discuss certain non-GAAP financial measures. Generally, a non-GAAP financial measure is a numerical measure of a company’s performance, financial position or cash flow that either excludes or includes amounts that are not normally excluded or included in the most directly comparable measure calculated and presented in accordance with United States generally accepted accounting principles (“GAAP”). A reconciliation between non-GAAP and GAAP measures can be found in the accompanying tables. Non-GAAP financial measures should not be considered as a substitute for, or superior to, measures of financial performance prepared in accordance with GAAP. These non-GAAP financial measures do not reflect a comprehensive system of accounting and may differ from non-GAAP financial measures with the same or similar captions that are used by other companies.

     We believe the calculation of non-GAAP net income (loss) calculated without acquisition-related amortization or impairment charges, non-cash stock compensation expense and certain other measures provides a meaningful comparison to our net income (loss) figures. Management does not consider these measures that are excluded to be related to the company’s ongoing core operating performance and therefore non-GAAP net income provides a basis for comparison of the company’s operating results across other periods and against other companies in our industry. We also believe that adjusted EBITDA, which we calculate as net income (loss) on a GAAP basis, less interest, taxes, depreciation, amortization, non-cash stock compensation expense, impairment charges and other income, is an indicator of the company’s cash flows. This measure is commonly used by our lenders to assess our leverage capacity, debt service ability and liquidity. These non-GAAP measures have been reconciled to the nearest GAAP measure as required under the rules and regulations promulgated by the U.S. Securities and Exchange Commission.

About Lyris, Inc.

     Lyris Inc. (OTCBB: LYRI) is the first online marketing solution provider to integrate email with diverse online marketing channels to create more efficient and effective marketing organizations. The company’s flagship offering, Lyris HQ, is an all-in-one online marketing solution that combines email marketing with search, social and mobile channels, enhanced by embedded deliverability and Web analytics. Lyris HQ provides online marketers actionable insights that help them make intelligent decisions and improve results. Clients include American Apparel, Body Glove, British Museum Company Ltd., Minnesota Timberwolves, PC Recycler and Student Advantage. For more information, please visit www.lyris.com.

Contacts:

Richard McDonald

Director, Investor Relations

Lyris, Inc.

(610) 688-3305

rmcdonald@lyris.com

Erick Mott

Communications Director

Lyris, Inc.

(510) 844-2188

emott@lyris.com

Neal Rosen

Ruder-Finn

(415) 692-3058

rosenn@ruderfinn.com

Lyris, Inc.
Condensed Consolidated Statements of Operations
(Unaudited)
(in thousands, except for per share data)

Three Months Ended September 30,

	2009	2008
Revenues:
Subscription revenue	$8,266	$8,108
Other services revenue	1,949	1,713
Software revenue	612	1,138
Total revenues	10,827	10,959
Cost of revenues:
Subscription, software and other services	3,778	3,727
Amortization of developed technology	433	479
Total cost of revenue	4,211	4,206
Gross profit	6,616	6,753
Operating expenses:
General and administrative expenses	3,054	3,056
Research & development	720	562
Sales & marketing	2,915	3,607
Amortization of customer relationship trade names	499	389
Total operating expenses	7,188	7,614
Loss from operations	(572)	(861)
Interest expense	(87)	(133)
Loss from operations before income taxes	(659)	(994)
Income tax provision	(138)	(110)
Net loss	$(797)	$(1,104)
Net loss per share basic and diluted	$(0.01)	$(0.01)
Weighted average shares outstanding used
in calculating net loss per share:
Basic and diluted	103,222	103,222

Lyris, Inc.
Reconciliation of Net Income to Non-GAAP Net Income
(Unaudited)
(in thousands, except for per share data)
Three Months Ended September 30,

	2009	2008
Net loss	(797)	(1,104)
Stock-based compensation expense	191	34
Amortization of intangibles	932	868
Non-GAAP net income (loss)	326	(202)
Net income (loss) per share basic and diluted	$0.00	$(0.00)

Shares used to compute net income per share:
Basic and diluted	103,222	103,222

Non-GAAP net income excludes stock-based compensation expense and amortization of intangibles. Management believes that non-GAAP net income provides useful, supplemental information to management and investors regarding the performance of the company’s business operations. Non-GAAP net income is not a measure determined in accordance with United States Generally Accepted Accounting Principles (“GAAP”) and is thus susceptible to varying calculations. As presented, this measure may not be comparable to similarly titled measures that other companies may disclose. Non-GAAP net income should not be considered in isolation or construed as a substitute for other measures of profitability prepared in accordance with GAAP for purposes of analyzing our financial performance or profitability. Non-GAAP net income should be considered in addition to, and not as a substitute or as superior measure to, net income, earnings per share or other measures of financial performance prepared in accordance with GAAP.

Lyris, Inc.
Reconciliation of Net Income to Adjusted EBITDA
(Unaudited, in thousands)
Three Months Ended September 30,

	2009	2008
Net loss	$(797)	$(1,104)
Interest expense, net	87	133
Income tax provision	138	110
Depreciation and amortization	1,218	1,172
Total EBITDA	646	311
Stock-based compensation expense	191	34
Total Adjusted EBITDA	$837	$345

Adjusted EBITDA is calculated as earnings before net interest expense, taxes, depreciation and amortization expense and stock-based compensation expense. Adjusted EBITDA is commonly used by our lenders to assess leverage capacity, debt service ability and liquidity, and the company uses adjusted EBITDA to evaluate financial performance and to award incentive compensation for certain employees, including our chief executive officer. We believe that adjusted EBITDA also provides useful measurements of liquidity and financial performance for our investors.